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                                                                      Exhibit 23


The Board of Directors
Ballantyne of Omaha, Inc.

We consent to incorporation by reference in the registration statements (No. 33-93244) on Form S-8 and (No. 333-22357) on Form S-3 of Ballantyne of Omaha, Inc. of our report dated January 10, 1997, relating to the consolidated balance sheets of Ballantyne of Omaha, Inc. and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and related schedule, which report appears in the December 31, 1996 annual report on Form 10-K of Ballantyne of Omaha, Inc.

(signed) KPMG Peat Marwick LLP


Omaha, Nebraska
March 27, 1997


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